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                                                                    EXHIBIT 4.22



                           CO-OPERATION AGREEMENT ON
                         FIXED WIRELESS CDMA FACILITIES
                       CONSTRUCTION IN KSO DIVRE VII AREA

 ------------------------------------------------------------------------------
                         NO. PKS. 08/HK810/UTA-00/2003

                                14 JANUARY 2003



                                    BETWEEN

                         PERUSAHAAN PERSEROAN (PERSERO)
                       PT. TELEKOMUNIKASI INDONESIA, TBK.

                                      AND

                        PT. BUKAKA SINGTEL INTERNATIONAL
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                             CO-OPERATION AGREEMENT
                        ON FIXED WIRELESS CDMA FACILITIES
                                  CONSTRUCTION
                              IN KSO DIVRE VII AREA
                                     BETWEEN
                         PERUSAHAAN PERSEROAN (PERSERO)
                        PT TELEKOMUNIKASI INDONESIA, TBK.
                                       AND
                         PT BUKAKA SINGTEL INTERNATIONAL

                          NO: PKS, 08/HK810/UTA-00/2003

On this day, Tuesday, date of 14th, month of January, year of 2003, taking place in Jakarta, by and between the following parties:

I. PERUSAHAAN PERSEROAN (PERSERO) PT TELEKOMUNIKASI INDONESIA, Tbk., a company providing telecommunications services and networks which was incorporated and existing under the laws of the Republic of Indonesia, domiciled at JI. Japati No. 1, Bandung, In this matter legally represented by KRISTIONO, President Director, hereinafter shall be referred to as "TELKOM";

II. PT BUKAKA SINGTEL INTERNATIONAL, a company which was incorporated by virtue of Deed No. 152 of Notary B.R.A. Mahyastoeti, S.H., in Jakarta, dated 17 October 1995, which Deed has been approved by the Decree of Minister of Justice No. C2-13.202.HT.01.01.TH.95 dated 18 October 1995, domiciled at Gedung Bank Panin, 3rd Fl, Jalan Dr. Sam Ratulangi No. 20, Makassar 90125, in this matter legally represented by NG JIN HIOK, President Director, hereinafter shall be referred to as "BSI".

TELKOM and BSI shall individually be referred to as a "PARTY", and collectively as "THE PARTIES".

RECITALS:

A. Whereas TELKOM and BSI have entered into and signed KSO AGREEMENT No. PKS.225/HK.810/UTA-00/95 dated 20 October 1995 (hereinafter shall be referred to as the "KSO AGREEMENT") to develop an operational co-operation partnership within the KSO Area (as defined in the KSO AGREEMENT) in accordance with the prevailing laws and regulations;

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B.    Whereas BSI's obligations to design, plan, engineer, fund and construct the Minimum New Facilities/Network (hereinafter shall be referred to as "MNI") during the KSO Construction Period, as set forth in the KSO AGREEMENT and in the Memorandum of Understanding on the Amendment to the KSO AGREEMENT dated 5 June 1998, have been completed;

C. Whereas on 30 May 2002 BSI and TELKOM have met to discuss the MOU and the Business Plan of the CDMA Construction in Bali, as evident in the Minutes of Meeting Inserted in Attachment I of THIS AGREEMENT;

D. Whereas on 11 June 2002 BSI and TELKOM signed a Memorandum of Understanding (MOU) for the construction of Fixed Wireless CDMA facilities within the DIVRE VII area, as indicated in Attachment II of THIS AGREEMENT;

E Whereas TELKOM and BSI have met to discuss the construction plan of the Fixed Wireless CDMA facilities on 16 and 17 December 2002 in Jakarta, as evident in the minutes of meeting inserted in Attachment IV of THIS AGREEMENT;

F. Whereas pursuant to the letter of the Directorate General of Post And Telecommunications No. 1264/DITTEL/KSTN/20 dated 31 May 2001 on Domestic Telephone And Birofax Services Tariffs Adjustments of the Year 2001, TELKOM is required by the Indonesian Government to construct ADDITIONAL NEW INSTALLATION/NETWORK of 1.2 million Access Line Units (SST) up to the year 2004. For that matter, TELKOM, through the letter of TELKOM's President Director No. Tel 163/KU00/PI.KSO-03/01 dated 19 November 2001 on the New Investments, has offered BSI to execute construction of such ADDITIONAL NEW FACILITIES/NETWORK of as many as 165,982 Access Line Units
      (SST) up to the year 2004;

G. Whereas TELKOM and BSI have agreed that TELKOM through DIVFW will serve as the investor to conduct the Fixed Wireless CDMA facilities construction of 146,700 Line Units (SST) within the cities of Denpasar, Makasar, Manado, Kupang, Mataram, and their environs within the same area code with the detail as provided in Attachment III of THIS AGREEMENT (hereinafter shall be referred to

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      as "LOCATION"). In order to achieve the total capacity of 146.700 SST, it is enabled to relocate intercities to fulfill the demands of the above cities as agreed by THE PARTIES,


After considering all the above premises, THE PARTIES have agreed to bind one another Into this Co-Operation Agreement on Fixed Wireless CDMA Facilities Construction in KSO DIVRE VII Area (hereinafter shall be referred to as "THIS AGREEMENT") based on the terms and conditions as stipulated in the following
Articles:

                                    ARTICLE 1
                                   DEFINITIONS

In THIS AGREEMENT, unless otherwise provided in the relevant Articles of THIS AGREEMENT or unless the context otherwise requires, THE PARTIES have agreed that the following terms shall have the meaning as given below:

      1. PROJECT shall mean the activities of planning, designing, engineering, financing, procuring, constructing, commissioning and acceptance testing of telecommunication facilities at the Location which will be implemented by TELKOM for the construction of Fixed Wireless CDMA facilities including the supporting facilities and which are to be integrated into EXISTING NETWORKS, so as to be technically and commercially operable with the scope of work of construction as contemplated in Article 3 of THIS AGREEMENT;

      2. NEW FACILITIES shall mean the 146,700 Line Units (SST) of Fixed Wireless CDMA facilities including the supporting facilities to be constructed under this PROJECT;

      3. INVESTMENT COST shall mean all the cost incurred by DIVFW or the substitute investor in the implementation of this PROJECT including, but not limited to, the costs for field supervising, acceptance test, training, and all taxes in accordance with the prevailing laws and regulations, excluding tax on luxury goods and 10% VAT;

      4. DIRECT COST shall mean the Amount of the SEPARATED BODP, kiosk phone commission fee, cost and sales commission fee of prepaid cards (including printing) as well as post-paid, Operator Licence Fee
            (BHP) Telecommunication service, radio frequency usage fee, interconnection fee to other

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      operators (specifically for interconnection to DIVNET shall be borne to
      DIVFW), any other expenses payable to third parties (such as JAPATI, Telkomnet Instan);

5. DIVFW shall mean a Division as provided in the Decision of Board of Directors number KD.55/PS150/PRORES-00/2002 dated 30 September 2002 on the Establishment of the Fixed Wireless Division which represents TELKOM as the investor and developer of the PROJECT in the implementation of THIS AGREEMENT;

6. KSO UNIT shall mean the definition as provided in the KSO AGREEMENT number PKS.224/HK.810/UTA-00/95 dated 20 October 1995;

7. PARTNER shall mean the consortium as Technology Supplier which has signed Master Procurement Partnership Agreement (MPPA) with TELKOM and has responsibility to manufacture, deliver, install, commission and support the operation and maintenance of Fixed Wireless CDMA's Project:

8. REVENUES shall mean all revenues from new subscription, incoming interconnection from other operators (IDD, mobile and others so long as those can be processed), revenues from usage of prepaid cards sold, revenues from penalties and revenues from collection of L11 from the operation of the NEW FACILITIES. The L11 revenues shall include:

      a.    Subscription Fee;

      b.    Usage Revenue from local PSTN, SLJJ PSTN, JAPATI and TELKOMNET
            Instan;

      c. Revenues from Outgoing Interconnection to other operators (for IDD, mobile, etc.);

      d. Revenues from added value services which are included in the business plan.

9.    NET REVENUES shall mean REVENUES less DIRECT COSTS;

10. IRR (INTERNAL RATE OF RETURN) shall mean the rate of investment returns calculated from operating net cash flow (net income is added by the depreciation and less INVESTMENT COST);

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11.   Fixed Wireless LINE UNITS (in short, SST ) shall mean a unit of telecommunication system which includes MSC (Mobile Switching Center), BSC (Base Station Controller), BTS (Base Transceiver Station), Transmission, all other equipment required, and all other supporting facilities and building in order to enable Subscriber to use Fixed Wireless CDMA services after such subscribers have owned the necessary Fixed Wireless CDMA terminals;

12.   NUMBER OF SUBSCRIBERS shall mean the number of Fixed Wireless Line Units
      (SST) which have been connected (connected line);

13. AVERAGE NUMBER OF SUBSCRIBERS shall mean the NUMBER OF SUBSCRIBERS as at the month's beginning which is added by the NUMBER OF SUBSCRIBERS as at the month's end and then divided by two;

14. EXISTING NETWORKS shall mean such networks which are already in place consisting of those owned by TELKOM and those constructed by BSI which are KSO system in accordance with the KSO AGREEMENT;

15. BAUT (RESULTS OF ACCEPTANCE TEST) shall mean the results of acceptance test duly signed by the Acceptance Test Team which represents TELKOM and PARTNER;

16. ISATC (Integrated System Acceptance Test Certificate) shall mean a certificate which is issued and signed by TELKOM and PARTNER which states that the constructed equipment has fulfilled and passed the acceptance test requirements based on the results of BAUT;

17. BASTP (CERTIFICATE OF OPERATION ACCEPTANCE) shall mean a certificate which is signed by THE PARTIES and KSO UNIT which states that the NEW FACILITIES which has been constructed is fit to operate based on ISATC;

18. BODP (Operation and Maintenance Expenses) shall mean all such expenses directly adding to the costs of management, operation and maintenance of the NEW FACILITIES (BTS equipments, Transmission and the supporting facilities, not including lease expenses of Regional link E1), marketing expenses, service fee and collection fee, and general and

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administration expenses incurred to support operation of the whole NEW
FACILITIES constructed under THIS AGREEMENT;

19. DESIGNATED BODP shall mean an amount of IDR 130,000 per year per Subscriber Unit with scope of work as contemplated in Paragraph (18) of this Article;

20. Total DESIGNATED BODP Payable shall mean the result of AVERAGE NUMBER OF SUBSCRIBERS multiplied by DESIGNATED BODP which is transferred by DIVFW to an account to be opened by and under the name of the KSO UNIT and authorization for withdrawals shall come from THE PARTIES (the "BODP Escrow Account") monthly;

21. SEPARATED BODP shall mean the BODP which is taken from the REVENUES as the substitution for the DESIGNATED BODP and having the same amount with the DESIGNATED BODP;

22. KANDATEL shall mean the KANDATEL within KSO DIVRE VII AREA which is structurally under the KSO UNIT;

23. NET REVENUES SHARE shall mean the respective share of TELKOM, BSI and DIVFW expressed as a percentage in the NET REVENUES pursuant to Article 9 paragraph (1) and (2) of THIS AGREEMENT;

24. KSO CONSTRUCTION AGREEMENT shall mean the KSO construction agreement between TELKOM and BSI dated 20 October 1995.

Other capitalized terms not otherwise specifically defined in THIS AGREEMENT shall have the same meaning as given to them under the KSO AGREEMENT.

                                    ARTICLE 2
                           DURATION OF THIS AGREEMENT

THIS AGREEMENT shall take effect from the date of its signing by TELKOM and BSI and shall expire on 31 December 2010.

                                    ARTICLE 3
                         SCOPE OF WORK OF CONSTRUCTION

(1) The Scope of work of the PROJECT Construction to be delivered by TELKOM through DIVFW includes the activities of planning, designing, engineering, financing,

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     procuring, constructing, commissioning and acceptance testing of 146,700
     Line Units (SST) of telecommunication facilities consisting of NEW FACILITIES, based on Basic Design and Detailed Design, including MSC (Mobile Switching Center), BSC (Based Station Controller), BTS (Base Transceiver Station), Transmission, billing system, and all other supporting facilities at the LOCATION and to be integrated into EXISTING NETWORKS, so as to be technically and commercially operable with the detail as provided in Attachment III.

(2) TELKOM and BSI agree, that in the construction of the Fixed Wireless CDMA Facilities under THIS AGREEMENT, DIVFW is to serve as investor and executor of the PROJECT's construction.

(3) TELKOM and BSI agree to cooperate and execute the PROJECT in good faith in accordance with the terms and conditions contained in THIS AGREEMENT.

(4) If TELKOM through DIVFW has not done its construction obligations under THIS AGREEMENT, TELKOM shall have the right to appoint a substitute Investor and that all the expenses incurred during such substitution are to be borne by TELKOM, If TELKOM fails to appoint a substitute investor within 3 (three) months, THE PARTIES agree to negotiate in good faith in the interest of BSI's right in order to find any solution of fulfillment of the telephone demand in the LOCATION.

5. THE PARTIES agree that if the total construction capacity and the NUMBER OF SUBSCRIBERS in KSO UNIT as contemplated in Article 3 paragraph (1) and Attachment III of THIS AGREEMENT has been achieved BSI will be given the first opportunity to contribute in increasing capacity Investment with the cooperation scheme which will be the discussed separately.

6. THE PARTIES agree that the construction outside the LOCATION as contemplated in Article 3 paragraph (1) and Attachment III of THIS AGREEMENT, BSI can conduct investment of Fixed Wireless CDMA telecommunication facilities construction with the BOT scheme in accordance with KD No. 60/HK 220/TEK-10/2002 as attached in Attachment VI of THE AGREEMENT.

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                                   ARTICLE 4
                     RIGHTS AND OBLIGATIONS OF THE PARTIES

(1)   BSI's Rights and Obligations:

      a. BSI's right is to receive its NET REVENUES SHARE from the operation of the NEW FACILITIES in accordance with Article 9 of THIS AGREEMENT;

      b. BSI's obligation through KSO UNIT is to manage, operate and maintain the NEW FACILITIES (BTS equipment, Transmission and supporting facilities), market, provide services and execute subscription collection and to bear general and administration expenses in accordance with THIS AGREEMENT and the KSO AGREEMENT; subject to the provision that receipts and distribution of REVENUES and BODP payment must be in accordance with the terms of THIS AGREEMENT.

(2)   TELKOM's Rights and Obligations:

      a. TELKOM's right is to receive its NET REVENUES SHARE from the operation of the NEW FACILITIES in accordance with Article 9 of THIS AGREEMENT;

      b. TELKOM's obligation is to execute the construction of Fixed Wireless telecommunication facilities in accordance with the scope of work as provided in Article 3 of THIS AGREEMENT and execute the operation and maintenance of MSC, BSC, billing system and the supporting facilities.

                                   ARTICLE 5
                              CONSTRUCTION PERIOD

(1) The construction period of the NEW FACILITIES must be completed at the latest within 42 (forty-two) months after the signing of THIS AGREEMENT.

(2) The construction will be declared complete if the Acceptance Test has been conducted with a good result by the Acceptance Test Team of TELKOM and PARTNER in which the RESULTS OF ACCEPTANCE TEST (BAUT) is signed by TELKOM and the PARTNER. Based on the relevant BAUT TELKOM will issue ISATC which is signed by TELKOM and PARTNER stating

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      that the equipment which is constructed by the PARTNER has passed the
      Acceptance Test.

(3) Based on the relevant ISATC, TELKOM will then surrender the BASTP of the BTS Sub-system to BSI and KSO UNIT at the latest 7 days after the ISATC is signed by TELKOM and PARTNER. BSI and KSO UNIT shall then cosign the BASTP within 7 days after the receipt of the relevant BASTP.

                                    ARTICLE 6

                        EXTENSION OF CONSTRUCTION PERIOD

The construction period of the telecommunication facilities as specified above in Article 5 paragraph (1) of THIS AGREEMENT may be extended in the occurrence of any of the following events (such that the time extension given shall be the same as the time lost caused by such events):

a. Material alterations are requested by THE PARTIES to the system configurations or any material changes to the design of the telecommunication facilities;

b. Written request is given by and agreed by THE PARTIES and DIVFW for temporary suspension of the implementation of the PROJECT;

c. A force majeure event occurs. A force majeure event is an event beyond the reasonable control of THE PARTIES such as labor disputes, acts of God, laws and regulation, judgements or orders of any courts, acts of war or conditions arising out of or attributable to war whether declared or undeclared, riots, terrorism or other criminal activity, insurrections or rebellions, fire, explosions, earthquake, storm, flood, volcanic eruption, drought or other severe and unusual adverse weather conditions, accidents, or any other cause similar to the foregoing.

                                    ARTICLE 7

                             INVESTMENT COST AND IRR

(1) INVESTMENT COST for the entire PROJECT construction under THIS AGREEMENT as so stated in the Business Plan in Attachment III hereto, amounts to maximum of US$ 30,237,397 (thirty million two hundred and

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      thirty seven thousand three hundred and ninety seven United States
      Dollars) and IDR 28.350.202.452 (twenty eight billion three hundred and fifty million two hundred and two thousand four hundred and fifty two Indonesian Rupiah) indusive of all tax expenses in accordance with the prevailing laws, excluding tax on luxury goods and 10 % VAT.

(2) IRR, to be calculated during the revenues sharing period as contemplated in Article 9 of THIS AGREEMENT shall be provided as follows:

      (a) Final value of INVESTMENT COST will be as agreed and verified by the PARTIES with the maximum amount as defined in Paragraph (1) of this Article.

      (b) The INVESTMENT COST in US Dollar as stated above in Paragraph (l) of this Article shall be converted into Indonesian Rupiah in accordance with the middle exchange rate of Bank Indonesia at such exchange rate in effect as of the date of ISATC is issued and the investment value is calculated based on the capitalization at the same time;

      (c) The calculation of realization annual IRR based on NET REVENUES SHARE which is received by DIVFW.

      (d) The amount of DIVFW Operational Expenses is in accordance with Business Plan as attached to Attachment III.

(3) To evaluate the rate of achievement of the IRR, THE PARTIES will jointly conduct the evaluation in the beginning of each year with due observance of the Business Plan hereto attached as Attachment III. At such time THE PARTIES shall also discuss the roll out plan.

                                   ARTICLE 8
                        SUPERVISION OF THE CONSTRUCTION

The supervisory duty shall be conducted by Field Supervisor appointed by TELKOM through DIVFW and for this purpose TELKOM may assign personnel of KSO UNIT and KANDATEL

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                                   ARTICLE 9

                                REVENUES SHARING

(1) Sharing of revenues shall be calculated based on the NET REVENUES with the following percentages;

      -     90%to DIVFW
      -     5% to TELKOM
      -     5% to BSI

      which shall be in effect as of the earlier of (a) the date in which the NET REVENUES SHARE received by TELKOM through DIVFW has achieved IRR of 28% or (b) on 31 December 2010.

(2) If the IRR of 28% has been achieved prior to 31 December 2010 then the NET REVENUES SHARE shall be 50% to TELKOM and 50% to BSI, which is valid until the end of the KSO's period on 31 December 2010.

(3) The REVENUES resulted and received from the NEW FACILITIES must be separated from the revenues which are coming from the EXISTING NETWORKS others than the NEW FACILITIES.

(4) Separate discussions are to be held with regard to sharing of revenues from development of basic services.

(5) The DESIGNATED BODP, at the latest on 12th monthly, shall be transferred directly by DIVFW to the BODP Escrow Account.

(6) In every month, at the latest on the 15th, BSI through KSO UNIT will pay NET REVENUES SHARE and SEPARATED BODP, by way of transferring to the DIVFW'S account.

(7) To fulfill and support the fluency of the initial operation of the NEW FACILITIES for the following 2 (two) months, TELKOM through DIVFW will transfer the fund to the BODP Escrow Account in the amount of the planned AVERAGE NUMBER OF SUBSCRIBER (the sales plan for the following 2 (two) months 10% from the installed BTS capacity, whereas the total BTS capacity is 146.700 SST)multiplied by the DESIGNATED BODP at the latest 15 (fifteen) days after BASTP from the relevant each or a number of BTS is issued. The relevant fund is part of DIVFW's obligation in

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      providing BODP in the Escrow Account. To avoid of doubt, the meaning of total capacity of the installed BTS (during 42 months) is 146.700 Line Units.

(8) DESIGNATED BODP for the following month will be transferred by DIVFW if the realization of connected NUMBER OF SUBSCRIBERS has achieved the sales plan for the following 2 (two) months pursuant to Paragraph (7) of This Article, with the payment mechanism in accordance with Attachment V.

(9) If the balance in the BODP Escrow Account is insufficient to fund the operation of the NEW FACILITIES, the shortfall is to be borne by DIVFW, and in the contrary, if there are surpluses, then such surpluses shall be forfeited to THE PARTIES with the following calculation:

      (a) If the IRR of 28% has been achieved after 31 December 2010, then BSI's right to the surpluses of the balance shall be 5% pursuant to the percentage of revenues sharing in Article 9 paragraph (1) of THIS AGREEMENT.

      (b) If the IRR of 28% has been achieved prior to 31 December 2010, then BSI's right to the surpluses of the balance is:

            - 5% of the surplus cumulative balance calculated from the first issuance of BASTP until the date on which such IRR has been achieved; and

            - 50% of the surplus cumulative balance calculated from the date such IRR has been achieved until 31 December 2010.

            - The above distribution has to wait until 31 December 2010 to calculate total surpluses of balance. The surpluses of balance to the date such IRR has been achieved and between the date such IRR has been achieved until 31 December 2010 will be calculated proportionally.

                                   ARTICLE 10
                            REVENUES SHARING PERIOD

THE PARTIES agree that the REVENUES SHARING PERIOD shall commence from such time when the NEW FACILITIES commences to produce revenues until 31 December 2010.

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                                   ARTICLE 11
                                   REPORTING

For control of the management of revenues and DIRECT COSTS of NEW FACILITIES, BSI through KSO UNIT shall submit monthly reports to DIVFW no later than the 15th day of the following month, setting forth NET REVENUES.

                                   ARTICLE 12
                         OWNERSHIP OF THE NEW FACILITIES

Ownership of all the NEW FACILITIES resulting from the construction shall remain with TELKOM through DIVFW until the expiration of THIS AGREEMENT and thereafter shall be transferred to TELKOM.

                                   ARTICLE 13
                                   ATTACHMENTS

(1) The Attachments of THIS AGREEMENT shall form an integral and inseparable part of, and shall be as legally enforceable and binding as, THIS AGREEMENT.

(2) The Attachments as referred to above in paragraph (1) of this Article consists of:

      a.    Attachment I  : Minutes of Meeting dated 30 May 2002, Discussion on the MOU and the Business Plan of the CDMA
                            Construction in Ball;

      b.    Attachment II : Memorandum of Understanding (MOU) dated 11 June 2002 regarding Co-Operation on the Fixed Wireless CDMA Facilities Construction in KSO DIVRE VII Area;

      c     Attachment III: Business Plan;

      d.    Attachment IV : Minutes of Meetings dated 16 and 17 December 2002 in
                            Jakarta;

      e.    Attachment V  : Mechanism,Implementation, Operational and Finance;
                            and,

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      f.    Attachment VI: KD No.60/HK.220.TEK-10/2002

(3) In the event of any discrepancy between the provisions and interpretations between the Articles of THIS AGREEMENT and those contained in the Attachments of THIS AGREEMENT, the Articles of THIS AGREEMENT shall prevail.

                                   ARTICLE 14
                                  MISCELLANEOUS

(1) THIS AGREEMENT shall inure to the benefits of and bind THE PARTIES and their respective successors and permitted assignees.

(2) THE PARTIES agree that NEW FACILITIES constitutes TELKOM's development within the KSO system (as defined in the KSO AGREEMENT) with intention that the same is to be placed under the operation and maintenance of KSO UNIT in accordance with the terms of the KSO AGREEMENT. Nevertheless, THE PARTIES agreed that REVENUES, NET REVENUES and NET REVENUES SHARE are to be calculated and distributed in accordance with the terms of THIS AGREEMENT.

(3) All the terms of the KSO AGREEMENT, so long as not otherwise provided specifically in THIS AGREEMENT shall remain valid and binding.

(4) TELKOM shall use its best efforts to ensure that the additional manpower required to operate this project at the KSO UNIT DIVRE VII are to be taken from KSO UNIT DIVRE VII.

(5) All other matters on which THIS AGREEMENT or the KSO AGREEMENT are silent are to be first negotiated by and between THE PARTIES and laid down in writing and signed by THE PARTIES, which instrument shall form an integral and inseparable part of, and shall be as legally enforceable and binding as THIS AGREEMENT.

(6) THE PARTIES agree that no adjustments are to be made to MTR (Minimum TELKOM Revenue), (as defined in the KSO AGREEMENT) as a result of THIS AGREEMENT.

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

(7) THIS AGREEMENT is made in both the Indonesian language and English language. If discrepancies arise between the two versions, the one written in Indonesian language shall govern.

(8) THIS AGREEMENT is made in 2 (two) original copies, affixed with sufficient duty stamps, and shall have equal legal force when duly executed by THE PARTIES.

(9) In the event of any changes to the long-term KSO's settlement which cause changes to KSO scheme, THIS AGREEMENT shall remain effective and subsisting and the rights of THE PARTIES and DIVFW or the substitute investor (as the case may be) under THIS AGREEMENT shall remain valid and binding to THE PARTIES.

(10) In the event of termination of the KSO AGREEMENT for any reason whatsoever, THE PARTIES agree to negotiate and agree to the relevant termination conditions by considering all rights and obligations of THE PARTIES as provided in THIS AGREEMENT.

(11) THIS AGREEMENT shall not severe the exclusive right of BSI as KSO Partner to negotiate with TELKOM for the viable solution to the KSO Issue in the Area as stated in the KSO AGREEMENT.

(12) THE PARTIES are aware of the possible co-investment of BSI in the deployment of the Fixed Wireless within the KSO UNIT Area.

(13) THE PARTIES agree that in the implementation of DRM (Design Review Meeting), it will also be discussed the supplying of transmission channel's demand.

(14) Each of THE PARTIES represents that THIS AGREEMENT is interpreted in accordance with true spirit. If contradictions or discrepancies shall arise between the terms of THIS AGREEMENT and those of the KSO AGREEMENT, the terms of THIS AGREEMENT shall govern.

(15) If any of the provisions contained in THIS AGREEMENT shall be deemed invalid, illegal or unenforceable, in whole or in part, such invalidity, illegality or unenforceability shall

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      affect only such provisions or part thereof, while the remaining provisions and any other provisions of THIS AGREEMENT shall survive and remain fully and legally enforceable.

(16) THE PARTIES hereby expressly waive Article 1266 of the Indonesian Civil Code so far as required to give full effect to the termination of THIS AGREEMENT in accordance with the terms of THIS AGREEMENT, without having to wait for any court ruling.

In witness whereof, THIS AGREEMENT has been made and executed in good faith, and to be observed and implemented by THE PARTIES.

PERUSAHAAN PERSEROAN (PERSERO)                             PT BUKAKA SINGTEL INTERNATIONAL
PT TELEKOMUNIKASI INDONESIA, Tbk.                          [STAMP]

Oleh/By /s/ Kristiono                                      Oleh/By /s/ Ng Jin Hiok
        ---------------------------------------                    ---------------------------------------
Nama/Name       : KRISTIONO                                Nama/Name     : NG JIN HIOK
Jabatan/Title   : Direktur Utama/President                 Jabatan/Title : Direktur Utama/President
                  Director                                                 Director

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